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                                                                   Exhibit 12.03

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                               Six months ended
                                                                   June 30,
                                                              ------------------

                                                               1997        1996
                                                              ------      ------
Income from continuing operations
  before income taxes and minority interest                   $2,796      $2,426
Interest                                                       5,170       4,375
Portion of rentals deemed to be interest                          60          66
                                                              ------      ------
  Earnings available for fixed charges                        $8,026      $6,867
                                                              ======      ======
Fixed charges
-------------
Interest                                                      $5,170      $4,375
Portion of rentals deemed to be interest                          60          66
                                                              ------      ------
  Fixed charges                                               $5,230      $4,441
                                                              ======      ======

Ratio of earnings to fixed charges                             1.53x       1.55x
                                                              ======      ======